Exhibit 99.1
Boston Life Sciences, Inc. Complies With NASDAQ Rule Regarding Recently Filed 10-K

Hopkinton, Massachusetts, April 7, 2006 — Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the report of the Company’s independent registered public accounting firm regarding the Company’s 2005 financial statements contained an explanatory paragraph regarding the Company’s ability to continue as a going concern. NASDAQ Marketplace Rules require NASDAQ-traded companies to publicly announce if their Annual Report on Form 10-K includes an audit report containing a going concern explanatory paragraph. For further information, please refer to the Company’s Annual Report on Form 10-K filed on March 31, 2006.
Boston Life Sciences, Inc. (BLSI) is engaged in the research and clinical development of diagnostic and therapeutic products for central nervous system (CNS) disorders. Its Molecular Imaging Program includes: ALTROPANE® molecular imaging agent which is in Phase III clinical trials as an aid in the diagnosis of Parkinsonian Syndrome (PS) and a Phase II clinical trial for the diagnosis of Attention Deficit Hyperactivity Disorder (ADHD) as well as an active preclinical program for next generation imaging agents. The Company’s other research and pre-clinical CNS programs include: an Axon Regeneration Program aimed at functional recovery after stroke, a DAT Blocker program aimed at symptom management and modification of disease progression for the treatment of Parkinson’s disease and an Ocular Program aimed at optic nerve injury, wet age-related macular degeneration and glaucoma. BLSI’s current research collaborations include Harvard Medical School and Children’s Hospital of Boston.
Statements in this press release regarding Boston Life Sciences’ future financial performance including statements regarding results of operations and net loss, and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Boston Life Sciences’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Boston Life Sciences’ Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Boston Life Sciences from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Boston Life Sciences’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. Boston Life Sciences assumes no obligations to update the information in this press release.

Contact:	Sharon Correia – 508-497-2360
Boston Life Sciences, Inc.
scorreia@bostonlifesciences.com
Source:	Boston Life Sciences, Inc.